Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-107046) of Digital Theater Systems, Inc. of our report dated March 18, 2005, relating to the financial statements of Lowry Digital Images, Inc. which appears in this Current Report on Form 8-K/A of Digital Theater Systems, Inc. dated March 18, 2005.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
March 18, 2005